UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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AMERICAN POWER CONVERSION CORPORATION

(Name of Registrant as Specified In Its Charter)

SCHNEIDER ELECTRIC SA

(Name of Person Filing Proxy Statement, if other than the Registrant)

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Press Release

Schneider Electric acquires American Power Conversion and becomes a global leader in critical power

Rueil Malmaison, France, October 30, 2006

1 / Schneider Electric and American Power Conversion (APC) have entered into a definitive merger agreement under which Schneider Electric will acquire all outstanding shares of APC for an enterprise value of approximately US$5.5 billion. The price per share is US$31 and will be paid in cash for a total amount of approximately US$6.1 billion.

The Board of Directors of APC has approved this transaction. The Supervisory Board of Schneider Electric, following dedicated working sessions, fully supported the Management Board to pursue this transaction.

2 / By acquiring a global leader in the critical power market, and combining it with its subsidiary MGE UPS Systems, Schneider Electric becomes a pre-eminent worldwide company in the sector.

3 / The critical power market enjoys a fast and sustainable long-term growth. This growth is driven by the need for power supply continuity in an increasing number of critical applications, concerns regarding reliability of the power grid and development of digital information traffic. Critical power is at the heart of one Schneider Electric’s core business: electrical distribution, of which it is the fastest growing segment.

4 / APC, which is a global leader of critical power with approximately US$2 billion in sales in 2005 and 7,600 employees, has enjoyed 12 consecutive quarters of double digit sales growth. APC has 52% of its sales in the US, 30% in Europe and 18% in Asia where it has a strong manufacturing base.

APC is a global leader in small and medium uninterruptible power supply (UPS) systems (representing approximately 74% of APC sales). The company also enjoys among the fastest growth rate in the industry in large UPS systems (more than 30% per year). This strong growth in large UPS has required significant investments which have negatively impacted APC’s operating margin (9.4% in 2005). Thanks to its experience in this industry through MGE UPS Systems, Schneider Electric is very confident it can rapidly improve APC’s profitability on a going forward basis.

5 / The APC acquisition is expected to result in significant value creation in excess of US$3 billion arising from the turnaround in large UPS systems, the strong complementary characteristics with MGE UPS Systems as well as the synergies with Schneider Electric’s product offering.

Communication Financière : Schneider Electric Alexandre Brunet Tél. : +33 (0)1 41 29 70 71 Fax : +33 (0)1 41 29 71 42 www.schneider-electric.com Euroclear : 12197	Contact Presse : Schneider Electric Véronique Moine Tél. : +33 (0)1 41 29 70 76 Fax. : +33 (0) 41 29 71 95	Contact Presse Michel Calzaroni Olivier Labesse Tél. : +33 (0)1 40 70 11 89 Fax: +33 (0)1 40 70 90 46

  Press Release (p. 2)

  The combination of both companies will:
-
Generate significant synergies (including, among other things, purchasing, R&D, support functions, sales, services) estimated at around US$220 million, of which 70% are anticipated to be achieved by 2009 ;

-	Leverage significant R&D programs and APC’s innovative architecture ;
-	Accelerate the profitability improvement of large UPS systems thanks to MGE’s strengths in services ;
-	Provide customers with the broadest products and services offering ;
-	Benefit from complete geographical coverage as well as significant production capacity in Asia ;
-	Provide customers with critical power, electrical distribution and building automation solutions.

Both management teams share the same vision of convergence, turnaround and future development.

6 / This transaction is anticipated to be accretive to Schneider Electric EPS from 2007 and to meet Schneider Electric’s three year ROCE criteria for acquisitions.

The price per share offered by Schneider Electric represents a 30% premium to APC’s closing price as of October 27, 2006.

The Board of Directors of APC has recommended its shareholders to approve this transaction, which it believes is in the best interest of all its shareholders. Rodger B. Dowdell (Chairman of the Board of APC) and Neil E. Rasmussen (Chief Technical Officer of APC), who together hold 9.6% of APC shares, have committed to vote in favor of the merger.

This transaction is subject to regulatory approvals and the approval of at least 2/3 of APC shares outstanding. Employee representatives will be informed.

7 / Through this transaction, Schneider Electric continues the re-leveraging of its balance sheet consistent with its new² program commitments. The transaction will be financed through a mix of cash available, debt and a capital increase of approximately €1.2 billion.

The transaction is expected to close in the first quarter of 2007.

Jean-Pascal Tricoire, Chief Executive Officer of Schneider Electric, said: « This acquisition is a significant strategic move for the company. It allows us to greatly strengthen Schneider Electric in the fastest growing segment of our core business: electrical distribution. We expect this transaction to generate significant value by leveraging the unique complementary strengths of the two companies. Thanks to our knowledge of the sector through MGE UPS Systems, we are very confident in our ability to achieve this value creation. Finally, the re-leveraging of our balance sheet is consistent with our prior commitment.»

Communication Financière : Schneider Electric Alexandre Brunet Tél. : +33 (0)1 41 29 70 71 Fax : +33 (0)1 41 29 71 42 www.schneider-electric.com Euroclear : 12197	Contact Presse : Schneider Electric Véronique Moine Tél. : +33 (0)1 41 29 70 76 Fax. : +33 (0) 41 29 71 95	Contact Presse Michel Calzaroni Olivier Labesse Tél. : +33 (0)1 40 70 11 89 Fax: +33 (0)1 40 70 90 46

  Press Release (p. 3)

Rob Johnson, President and Chief Executive Officer of APC, said: « This combination provides excellent value for our shareholders. Schneider Electric has a well-deserved reputation as an international leader in our industry and is an ideal partner for APC. Both companies have a dedication to innovation and customer service that would make our combined enterprise an even stronger, more competitive player in the industry. We look forward to the unique benefits this partnership will bring to our customers and employees.”

Claude Graff, President of MGE UPS Systems, said : « The combination of our companies will create a unique portfolio of products, services and solutions in the sector and opens new prospects of development for the combined entity.»

In connection with the transaction, Lazard and Merrill Lynch & Co are acting as financial advisors to Schneider Electric, and Cravath, Swaine & Moore LLP is acting as its legal counsel. Goldman Sachs & Co is acting as financial advisor to APC and Clifford Chance US LLP is acting as its legal counsel.

About American Power Conversion
Founded in 1981, American Power Conversion (Nasdaq: APCC) (APC) is a leading provider of global, end-to-end solutions for real-time infrastructure. APC’s comprehensive products and services for home and corporate environments improve the availability, manageability and performance of sensitive electronic, network, communication and industrial equipment of all sizes. APC offers a wide variety of products for network-critical physical infrastructure including InfraStruXure®, its revolutionary architecture for on-demand data centers, as well as physical threat management products through the company’s NetBotz® division. These products and services help companies increase the availability and reliability of their IT systems. Headquartered in West Kingston, Rhode Island, APC reported sales of $2 billion for the year ended December 31, 2005, and is a Fortune 1000, Nasdaq 100 and S&P 500 Company.
All trademarks are the property of their respective owners.

About Schneider Electric
Schneider Electric is the world’s power and control specialist. Through its world-class brands, Merlin Gerin, Square D and Telemecanique, Schneider Electric anticipates and satisfies its customers’ requirements in the residential, building, industry and energy and infrastructure markets. With 92,000 employees and operations in 130 countries, Schneider Electric generated sales of €11.7 billion in 2005 through 13,000 distributor outlets. www.schneider-electric.com

Schneider Electric: Giving the best of the New Electric World To everyone, everywhere, at any time

Communication Financière : Schneider Electric Alexandre Brunet Tél. : +33 (0)1 41 29 70 71 Fax : +33 (0)1 41 29 71 42 www.schneider-electric.com Euroclear : 12197	Contact Presse : Schneider Electric Véronique Moine Tél. : +33 (0)1 41 29 70 76 Fax. : +33 (0) 41 29 71 95	Contact Presse Michel Calzaroni Olivier Labesse Tél. : +33 (0)1 40 70 11 89 Fax: +33 (0)1 40 70 90 46

  Press Release (p. 4)

Additional information about the transaction and where to find it
APC will file a proxy statement with the U.S. Securities and Exchange Commission (SEC) in connection with the proposed transaction. Investors and security holders are urged to read the proxy statement regarding the proposed transaction referred to in this communication, when it becomes available, because it will contain important information. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed by APC with the SEC at the SEC’s website at www.sec.gov. The proxy statement (when it is available) and these other documents may also be obtained for free from APC by directing a request to American Power Conversion Corporation, 132 Fairgrounds Road, West Kingston, Rhode Island 02892, Attention: Investor Relations (telephone 401-789-5735), or from APC’s website at www.apcc.com. APC, Schneider Electric and their respective directors, executive officers and other employees may be deemed to be participating in the solicitation of proxies from APC shareholders in connection with the approval of the proposed transaction. Information about APC’s directors and executive officers is available in APC’s proxy statement, dated April 19, 2006, for its 2006 annual meeting of shareholders. Information about Schneider Electric’s directors and executive officers is available from its 2005 Annual Report, which can be obtained for free from its website at www.schneider-electric.com, and will also be available in a Schedule 13D to be filed by Schneider Electric with the SEC. Additional information about the interests of potential participants will be included in the proxy statement APC will file with the SEC.

Forward-looking statements
This document may contain forward-looking statements. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of Schneider Electric or American Power Conversion and the estimates given here. These factors include the inability to obtain necessary regulatory approvals on anticipated terms; the inability to integrate successfully American Power Conversion within Schneider Electric or to realize synergies from such integration; costs related to the acquisition of American Power Conversion; the economic environment of the industries in which Schneider Electric and American Power Conversion operate; and other risk factors discussed in Schneider Electric’s public reports registered with Autorité des Marchés Financiers and in American Power Conversion’s public reports filed with the SEC (including American Power Conversion’s Annual Report on Form 10-K). Schneider Electric assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

Communication Financière : Schneider Electric Alexandre Brunet Tél. : +33 (0)1 41 29 70 71 Fax : +33 (0)1 41 29 71 42 www.schneider-electric.com Euroclear : 12197	Contact Presse : Schneider Electric Véronique Moine Tél. : +33 (0)1 41 29 70 76 Fax. : +33 (0) 41 29 71 95	Contact Presse Michel Calzaroni Olivier Labesse Tél. : +33 (0)1 40 70 11 89 Fax: +33 (0)1 40 70 90 46